Exhibit 5.1

345 Park Avenue New York, NY 10154-1895	Direct Main Fax	212.407.4000 212.407.4000 212.407.4990

August 6, 2010

Gulf Resources, Inc.
99 Wenchang Road, Chenming Industrial Park
Shouguang City
Shandong Province, PR China 262714

Re:           Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as U.S. securities counsel for Gulf Resources, Inc., a Delaware corporation (the “Company”), in connection with the authorization of the issuance and sale from time to time, on a delayed basis, in each case as contemplated by the Form S-3 Registration Statement (including the prospectus constituting part thereof (the “Prospectus”)) to which this opinion letter has been filed as an exhibit (the “Registration Statement”), by the Company of (i) shares (the Common Shares”) of common stock, par value $0.0005 per share (the “Common Stock”), (ii) shares (the “Preferred Shares”) of preferred stock, par value $0.001 per share (the “Preferred Stock”), in one or more series, (iii) debt securities of the Company (the “Debt Securities”), in one or more series, (iv) warrants to purchase any Common Stock, Preferred Stock or Debt Securities (the “Warrants”), and/or (v) units consisting of one or more of the foregoing (the “Units”).  The Common Shares, Preferred Shares, Debt Securities, Units and Warrants are collectively referred to herein as the “Securities.”  The Securities being registered are for a maximum aggregate offering price of $120,000,000.00.  The Securities may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), at which time it is contemplated that the Prospectus will be supplemented in the future by one or more supplements to the Prospectus (each, a “Prospectus Supplement”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter.  We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that:

1.           The Common Shares (including any Common Shares duly issued upon (i) the exchange or conversion of any Preferred Shares that are exchangeable for or convertible into Common Shares, (ii) the exercise of any duly issued Warrants exercisable for Common Shares, or (iii) the exchange or conversion of Debt Securities which are exchangeable for or convertible into Common Shares), upon issuance and delivery of certificates (or book-entry notation if uncertificated) for such Common Shares against payment therefor of such lawful consideration as the Company’s Board of Directors (the “Board”) (or a duly authorized committee thereof) may determine, will be validly issued, fully paid and non-assessable.

Gulf Resources, Inc. August 6, 2010 Page 2

2.           The Preferred Shares (including any Preferred Shares duly issued upon (i) the exchange or conversion of any shares of Preferred Stock that are exchangeable for or convertible into another series of Preferred Stock, (ii) the exercise of any duly issued Warrants exercisable for Preferred Stock, or (iii) the exchange or conversion of Debt Securities that are exchangeable for or convertible into Preferred Stock), upon issuance and delivery of certificates (or book-entry notation if uncertificated) for such Preferred Shares against payment therefor of such lawful consideration as the Board (or a duly authorized committee thereof) may determine, will be validly issued, fully paid and non-assessable.

3.           The Debt Securities (including Debt Securities issuable upon exercise of the Warrants), the Warrants and the Units, upon issuance and delivery of certificates (or book-entry notation if uncertificated) for such Securities against payment therefor of such lawful consideration as set forth in the Registration Statement, Prospectus or a Prospectus Supplement, will be validly issued and constitute valid and legally binding obligations of the Company.

In rendering the foregoing opinions, we have assumed that: (i) the Registration Statement, and any post-effective amendments thereto, shall have become effective under the Securities Act and will remain effective at the time of issuance of any Securities thereunder; (ii) a Prospectus Supplement describing each class or series of Securities offered pursuant to the Registration Statement, to the extent required by applicable law and relevant rules and regulations of the Securities and Exchange Commission (the “Commission”), will be timely filed with the Commission; (iii) the Company will issue and deliver the Securities in the manner contemplated by the Registration Statement, the Prospectus, the applicable Prospectus Supplement and any applicable underwriting agreement approved by us; and (iv) all Securities will be issued in compliance with applicable federal and state securities laws.

With respect to the Common Shares, Units and Securities convertible into or exercisable for Common Shares, we have assumed that, at the time of issuance and sale, a sufficient number of shares of Common Stock are authorized and available for issuance under the Company’s Certificate of Incorporation as then in effect and that the consideration for the issuance and sale of the Common Shares (including the issuance of Common Shares upon exercise or conversion, as applicable, of the Preferred Shares, Debt Securities, Warrants or any Units of such Securities) is in an amount that is not less than the par value of the Common Stock.

With respect to our opinion as to the Preferred Shares, Units and Securities convertible into or exercisable for Preferred Shares, we have assumed that each series of Preferred Shares has been established by filing with the Delaware Secretary of State of a Certificate of Designations, pursuant to a resolution of the Board (or a duly authorized committee thereof), approved by us; that, at the time of issuance and sale, a sufficient number of shares of Preferred Stock are authorized, designated and available for issuance; and that the consideration for the issuance and sale of the Preferred Shares (including the issuance of Preferred Shares upon exercise of conversion, as applicable, of Debt Securities, Warrants or any Units of such Securities) is in an amount that is not less than the par value of the Preferred Stock.

Gulf Resources, Inc. August 6, 2010 Page 3

We have also assumed that any Units offered under the Registration Statement, and the related Unit Agreement, will be executed in the forms filed as exhibits to the Registration Statement or incorporated by reference therein.

With respect to any Securities consisting of Debt Securities, we have further assumed that: (i) such Debt Securities shall have been issued pursuant to an indenture approved by us (individually, and as supplemented from time to time, an “Indenture”) between the Company and a trustee to be identified in the applicable Prospectus Supplement (the “Trustee”); (ii) such Indenture shall have been duly authorized, executed and delivered on behalf of the Company; (iii) such Indenture shall be governed by the internal laws of the State of New York, (iv) all terms of such Debt Securities not provided for in such Indenture shall have been established in accordance with the provisions of the Indenture and reflected in appropriate documentation appro ved by us and, if applicable, executed and delivered by the Company and the Trustee; (v) such Debt Securities shall have been duly executed, authenticated, issued and delivered in accordance with the provisions of such Indenture; (vi) such Debt Securities, as executed and delivered, do not violate any law applicable to the Company or result in a default under or breach of any agreement or instrument binding upon the Company; and (vii) such Debt Securities, as executed and delivered, comply with all requirements and restrictions, if any, applicable to the Company, whether imposed by any court or governmental or regulatory body having jurisdiction over the Company.

With respect to any Securities consisting of Warrants, we have further assumed that (i) such Warrants shall have been issued pursuant to a warrant agreement approved by us (individually, a “Warrant Agreement”) between the Company and a warrant agent to be identified in the applicable Prospectus Supplement (the “Warrant Agent”); (ii) such Warrant Agreement shall have been duly authorized, executed and delivered on behalf of the Company; (iii) such Warrant Agreement shall be governed by the internal laws of the State of New York, (iv) all terms of such Warrants shall have been established in accordance with the provisions of such Warrant Agreement(s); (v) such Warrants shall have been duly executed, issued and delivered in accordance with the provisions of such Warrant Agreement(s); (vi) such Warrants and the related Warrant Agreement(s), as executed and delivered, do not violate any law applicable to the Company or result in a default under or breach of any agreement or instrument binding upon the Company; and (vii) such Warrants and the related Warrant Agreement(s), as executed and delivered, comply with all requirements and restrictions, if any, applicable to the Company, in any case whether imposed by any court or governmental or regulatory body having jurisdiction over the Company.

To the extent that the obligations of the Company under an Indenture may be dependent on such matters, we further have assumed for purposes of this opinion that the Trustee under each Indenture at the time of the execution of such Indenture (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) is duly qualified to engage in activities contemplated by such Indenture; (iii) has duly authorized, executed and delivered such Indenture, and such Indenture constitutes the legally valid and binding obligation of such Trustee, enforceable against such Trustee in accordance with its terms; (iv) is in compliance, with respect to acting as a trustee under such Indenture, with all applicable laws and regulations; and (v) has the requisite organizational and legal power and authority to perform its obligations under such Indenture.

Gulf Resources, Inc. August 6, 2010 Page 4

To the extent that the obligations of the Company under any Warrant or Warrant Agreement may be dependent on such matters, we further have assumed for purposes of this opinion that the Warrant Agent under each Warrant Agreement at the time of the execution of such Warrant Agreement (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) is duly qualified to engage in the activities contemplated by such Warrant Agreement; (iii) has duly authorized, executed and delivered such Warrant Agreement, and such Warrant Agreement constitutes the legally valid and binding obligation of such Warrant Agent, enforceable against such Warrant Agent in accordance with its terms; (iv) is in compliance, with respect to acting as a Warrant Agent under such Warrant Agreement, with all applicable laws and regulations; and (v) has the requisite organizational and legal power and authority to perform its obligations under such Warrant Agreement.

The opinions set forth above are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting the rights of creditors, and (ii) the effect of general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith, fair dealing and public policy considerations, and the possible unavailability of specific performance, injunctive relief and other equitable remedies), regardless of whether considered in a proceeding at law or in equity.

This opinion letter is rendered as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any subsequent changes in applicable law that may come to our attention, and we have assumed that no change in the facts stated or assumed herein or in applicable law after the date hereof will affect adversely our ability to render an opinion letter after the date hereof (i) containing the same legal conclusions set forth herein and (ii) subject only to such (or fewer) assumptions, limitations and qualifications as are contained herein.

The opinions we express above are based upon a review only of those laws, statutes, rules, ordinances and regulations which, in our experience, a securities lawyer who is a member of the bar of the State of New York and practicing before the Commission exercising customary professional diligence would reasonably recognize as being applicable to the foregoing transactions.  While certain members of this firm are admitted to practice in certain jurisdictions other than New York, in rendering the foregoing opinions we have not examined the laws and we do not express any opinion herein concerning any laws other than the internal laws of the State of New York and the Delaware General Corporation Law or consulted with members of this firm who are admitted in any other jurisdictions other than New York with respect to the laws of any other jurisdiction. Accordingly, the opinions we express herein are limited to matters involving the internal laws of the State of New York and the Delaware General Corporation law including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations with respect thereto.

This opinion has been prepared solely for use in connection with the transmitting for filing of the Registration Statement on the date of this opinion and may be relied upon for no other purpose without our prior written consent.

Gulf Resources, Inc. August 6, 2010 Page 5

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S−K under the Securities Act and to the reference to our firm therein and in the Prospectus and any Prospectus Supplement under the caption “Legal Matters.”  In giving such consent, we do not thereby admit that this firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission under such Section.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP